EXHIBIT 10.7

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is entered into as of December 7, 2015, between Joy Global Inc., a Delaware Corporation, (the “Company”) and (the “Employee”). In consideration of the mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and the Employee agree as follows:

Subject to the provisions of this Agreement and the provisions of the Joy Global Inc. 2007 Stock Incentive Plan (as amended from time to time, the “Plan”), the Company hereby grants to the Employee restricted stock units (the “Restricted Stock Units”) as of December 7, 2015, (the “Grant Date”). This grant constitutes an “other stock-based award” under Section 8 of the Plan. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan.

1.	Vesting.

(a)
Subject to the provisions of Paragraph 5(a) of this Agreement, the Restricted Stock Units will vest, become non-forfeitable and be settled as follows: one-third on December 7, 2016 (with fractional units rounded up to the next whole unit); one-third on December 7, 2017, (with fractional units rounded up to the next whole unit); and the remainder on December 7, 2018.

(b)	Employee agrees to comply with the Company’s Senior Leadership Team Stock Ownership Policy, which is attached as Exhibit 1, with respect to this award.

(c)
If for any reason the Employee does not acknowledge and accept this Agreement by 5:00 p.m. Milwaukee time on November 15, 2016, then (1) the Employee shall be considered to have declined the grant of the Restricted Stock Units, (2) the Company’s grant of the Restricted Stock Units shall be deemed automatically rescinded and the Restricted Stock Units shall be null and void and (3) the Employee’s acceptance of this Agreement after such time shall have no legal effect and the Company shall not be bound by any such acceptance.

2.    Restriction Period. The Restriction Period with respect to each Restricted Stock Unit is the time between the Grant Date and the date such Restricted Stock Unit vests.

3.    No Shareholder Rights Before Settlement. The Employee shall not be entitled to any rights or privileges of ownership of shares of Common Stock with respect to any Restricted Stock Unit unless and until a share of Common Stock is actually delivered to the Employee in settlement of such Restricted Stock Unit pursuant to this Agreement.

4.    Dividends. On each payment date with respect to any dividend or distribution to holders of Common Stock with a record date occurring during a Restriction Period, the Employee will be credited with additional Restricted Stock Units (rounded to the nearest whole unit) having a value equal to the amount of the dividend or distribution that would have been payable with respect to the unvested Restricted Stock Units if they had been actual shares of Common Stock on such record date, based on the Fair Market Value of a share of Common Stock on the applicable payment date. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as further dividends or distributions are declared, and all such additional Restricted Stock Units shall be subject to the same restrictions and conditions as the Restricted Stock Units with respect to which they were credited.

5.    Forfeiture and Settlement of Units.

(a)
If the Employee incurs a Termination of Employment for any reason, any Restricted Stock Units that had not become non-forfeitable prior to the date of such Termination of Employment shall be forfeited; provided, however, that if such Termination of Employment is by reason of the Employee’s death or Disability, the Restricted Stock Units shall become non-forfeitable; and provided further that if such Termination of Employment is due to Retirement, the Committee shall have the discretion to determine as of the date of such Retirement that any Restricted Stock Units that had not become non-forfeitable prior to the date of such Termination of Employment due to Retirement shall become non-forfeitable. If the Restricted Stock Units become nonforfeitable on account of the Employee’s death or Disability (provided that, on account of the Disability, the Employee is disabled within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder) (a “409A Disability”), the Restricted Stock Units shall be settled as soon as practicable (but no more than 30 days) after the Employee’s death or the 409A Disability. If the Restricted Stock Units become nonforfeitable on account of Disability (other than a 409A Disability) or, in the discretion of the Committee, on account of Retirement, the Restricted Stock Units shall continue to vest and be settled in accordance with the schedule in Paragraph 1 of this Agreement. If, in the event of the Employee’s death, the Employee fails to designate a beneficiary, or if the designated beneficiary of the Employee dies before the Employee dies or before the complete payment of the amounts payable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Employee and the beneficiary.

(b)
Unless earlier forfeited or settled pursuant to Paragraph 5(a) of this Agreement, each Restricted Stock Unit shall be settled at the end of the Restriction Period applicable to such Restricted Stock Unit. Each Restricted Stock Unit settled pursuant to this Paragraph 5 shall be settled by delivery of one share of Common Stock. Any fractional Restricted Stock Units shall be rounded to the nearest whole number.

6.    Change in Control and Corporate Events.

(a)
Notwithstanding any other provision of this Agreement, if a Change in Control occurs while Restricted Stock Units are outstanding: (i) if the Restricted Stock Units are not assumed or substituted by the successor to the Company (or an affiliate), the Restricted Stock Units shall be converted to a non-forfeitable right to receive an amount in cash equal to the Fair Market Value of one share of Common Stock on the date of the Change in Control times the number of Restricted Stock Units, accumulated with interest from the date of the Change in Control until the payment date at a rate of 120 percent of the Federal mid-term rate (as in effect under section 1274 of the Code for the month in which the Change in Control occurs); and (ii) if the Restricted Stock Units are assumed or substituted by the successor to the Company (or an affiliate), the Award shall become non-forfeitable in accordance with Paragraphs 1 and 5, except that if, after the Change in Control, the Employee incurs a Termination of Employment by the Company without Cause while Restricted Stock Units are outstanding, the Restricted Stock Units shall become non-forfeitable. In each case, the Award, to the extent non-forfeitable, shall be settled or paid at the time specified in Paragraphs 1 and 5 of this Agreement, unless the Company elects to terminate this Award (to the extent permitted by section 409A of the Code).

(b)
In the event of a stock split, spin-off, or other distribution of stock or property of the Company, or any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), the number of Restricted Stock Units subject to the award shall be equitably adjusted by the Committee as it determines to be appropriate in its sole discretion; provided, however, that the number of Restricted Stock Units subject to the award shall always be a whole number. In the event of any other change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), or a corporate transaction, such as any merger, consolidation, or separation, or any partial or complete liquidation of the Company, the number and kind of Restricted Stock Units subject to the award may be adjusted by the Board or Committee as the Board or Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Restricted Stock Units subject to the award shall always be a whole number. The determination of the Board or Committee regarding any adjustment will be final and conclusive.

7.    Event of Restatement.

(a)
If the Company restates any previously issued financial statements and such restatement is required as a result of the Company’s material noncompliance with any applicable financial reporting requirement under the federal securities laws:

(i)
the Employee shall pay to the Company any gain the Employee received in connection with the award under this Agreement to the extent, determined by the Board or Committee, that the Employee would have received less gain based upon the restated financial results, and “gain” for this purpose shall include the proceeds of any sale of stock of the Company, after the award has been settled; and

(ii)	the amount of the award under this Agreement shall be reduced to the extent, determined by the Board or Committee, such amount would have been lower based upon the restated financial results.

(b)
The Company may seek recovery of the amounts due under subsection (a) by all legal means available, including, to the extent permitted by law, seeking direct repayment from the Employee, withholding such amount from other amounts owed by the Company to the Employee (or with respect to the Employee), and causing the cancellation of any outstanding incentive award.

(c)
The determination of the Board or Committee regarding the consequence of any event of restatement as described in this Paragraph 7 shall be final and conclusive. This Paragraph 7 does not affect the Company’s ability to pursue any and all available legal rights and remedies under governing law.

8.    Nontransferability. Restricted Stock Units granted under this Agreement are not transferable by the Employee, whether voluntarily or involuntarily, by operation of law or otherwise, during the Restriction Period, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Restricted Stock Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Restricted Stock Units, except as provided in the Plan, shall be void.

9.    Administration. This Agreement and the rights of the Employee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Employee.

10.    Taxes and Withholdings. No later than the applicable date of settlement of the Restricted Stock Units, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local, and applicable non-U.S. taxes, of any kind required by law to be withheld upon the settlement of such Restricted Stock Units, and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind due to the Employee federal, state, local and applicable non-U.S. taxes of any kind required by law to be withheld upon the settlement of such Restricted Stock Units.

11.    Confidential Information; Noncompetition; Nonsolicitation. Nothing in this Agreement limits the Company’s or its Affiliates’ rights with respect to the protection of trade secrets, confidential information, or customer or employee relationships as may be provided under law or under any other policy, code of ethics, employee handbook, or agreement between the Company or its Affiliates and the Employee. Instead, the covenants below shall supplement and be independent of any such rights. Each of the covenants below protects separate interests and is to be interpreted and applied independently of each other as well as any other covenant contained in this Agreement.

(a)	Employee Acknowledgments.

(i)
The Employee acknowledges that he or she will receive Confidential Information (as defined in Paragraph 11(b) below) in connection with his or her employment. The Employee also acknowledges that his or her employment may place him or her in contact, and in a position of trust, with customers of the Company or its Affiliates, and that in the course of employment the Employee may be given access to and asked to maintain and develop relationships with such customers. The Employee acknowledges that such Confidential Information and customer relationships are of substantial value to the Company and its Affiliates, that this award of the Restricted Stock Units is designed to induce the Company and its Affiliates to share Confidential Information with the Employee and to further create incentives for the Employee to develop goodwill through customer relationships, and that it is reasonable for the Company to seek to prevent the Employee from giving competitors unfair access to Confidential Information and customer relationships.

(ii)	The Employee acknowledges that the Company and its Affiliates have multi-national operations and competitors.

(b)
Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses that the Employee obtains during the Employee’s employment by the Company or any of its Affiliates and that is not public knowledge (“Confidential Information”). The Employee acknowledges that the Confidential Information is highly sensitive and proprietary and examples of such Confidential Information include, without limitation: product design information; product specifications and tolerances; manufacturing processes and methods; information regarding new product or new feature development; information regarding how to satisfy particular customer needs, expectations, and applications; information regarding strategic or tactical planning; information regarding pending or planned competitive bids; information regarding costs, margins, and methods of estimating; and information regarding key employees.

(c)
Use and Disclosure of Confidential Information. Except on behalf of the Company or its Affiliates as may be required to discharge the Employee’s duties or with the prior written consent by the President or an Executive Vice President of the Company or as otherwise required by law or legal process, the Employee shall not use, communicate, divulge, or disseminate Confidential Information at any time during or after the Employee’s employment for so long as such use or disclosure of the Confidential Information would reasonably be likely to result in a competitive disadvantage to the Company or its Affiliates.

(d)
Company Property. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, records, files and know-how acquired while an employee of the Company or any of its Affiliates are acknowledged to be the property of the Company or the applicable Affiliate(s) and shall not be duplicated, removed from the possession or premises of the Company or such Affiliate(s) or made use of other than in pursuit of the business of the Company and its Affiliates or as may otherwise be required by law or any legal process, and, upon Termination of Employment for any reason, Employee shall deliver to the Company, or the applicable Affiliate, without further demand, all such items and any copies thereof which are then in his or her possession or under his or her control.

(e)
Noncompetition. Prior to and through an eighteen-month period following the Termination of Employment date, the Employee will not, within the geographic area where the Company or any of its Affiliates do business, except upon prior written permission signed by the President or an Executive Vice President of the Company, work for, consult with, or advise, directly or indirectly, as an employee, consultant, owner, partner, member, director, or officer, or make passive investments of more than three percent of the equity in, or otherwise engage in business with, any of the following, in a capacity where the Employee’s use of the goodwill described above in Paragraph 11(a)(i) or knowledge of trade secrets or other Confidential Information of the Company or any of its Affiliates would reasonably be likely to place the Company or any of its Affiliates at a competitive disadvantage: (i) the companies set forth on Exhibit 2 which are acknowledged by the Employee and the Company to be competitors of the Company or its Affiliates, or any of their successors or assigns; or, (ii) an entity controlled by, controlling or under common control with any company described in clause (i). Exhibit 2 is attached to and forms a part of this Agreement.

(f)
Nonsolicitation of Personnel. Prior to and through a two-year period following the Termination of Employment date, the Employee will not, directly or indirectly (i) solicit or induce for employment, or engagement as an independent contractor, on behalf of any individual or organization, or (ii) be involved in any way on behalf of any individual or organization in the hiring process of, any Company Employee. For purposes of this Paragraph 11(f), a “Company Employee” is any person (other than any personal assistant hired to work directly for the Employee) who, at the time of such activity, is employed, or engaged as an independent contractor, by the Company or any of its Affiliates or was so employed or engaged within the previous three months.

(g)
Nonsolicitation of Customers. Prior to and through a one-year period following the Termination of Employment date, the Employee will not, directly or indirectly, endeavor to entice away from Company or any of its Affiliates, any person, firm, corporation, partnership or entity of any kind, if (i) such person or entity is a customer of the Company or any of its Affiliates, or was a customer of the Company or any of its Affiliates within one year prior to the Termination of Employment date, and (ii) (A) the Employee regularly performed services for, or regularly dealt with, or regularly had contact with such customer on behalf of the Company or any of its Affiliates, or (B) the Employee obtained knowledge, as a result of his or her position with the Company or any of its Affiliates, which would be beneficial to Employee’s efforts to convince such customer to cease doing business with the Company or any of its Affiliates, in whole or in part.

(h)
Noninterference with Business Relationships. Prior to and through a one-year period following the Termination of Employment date, the Employee will not, directly or indirectly, disrupt, or attempt to interfere with or disrupt, the business relationship between the Company or any of its Affiliates and any of its customers, suppliers, or employees.

(i)
Expiration of the Restricted Stock Units. In the event of a breach of any of the Employee’s covenants under this Paragraph 11, the Restricted Stock Units shall immediately expire as of the date of such breach. The Employee acknowledges and agrees that such expiration is not expected to adequately compensate the Company and its Affiliates for any such breach and that such expiration shall not substitute for or adversely affect the remedies to which the Company or any of its Affiliates is entitled under Paragraph 11(j), at law, or otherwise.

(j)
Remedies. In the event of a breach of any of the Employee’s covenants under this Paragraph 11, the Employee shall return to the Company any Common Stock obtained under this Agreement in exchange for the purchase price (if any) the Employee paid for such Common Stock. If the Employee has sold, transferred, or otherwise disposed of Common Stock obtained under this Agreement, the Company shall be entitled to receive from the Employee a cash payment equal to the fair market value of the Common Stock on the date of sale, transfer, or other disposition minus the purchase price (if any) paid by the Employee. Furthermore, in the event of a breach of any of the Employee’s covenants under this Paragraph 11, it is understood and agreed that the Company and any of its Affiliate(s) that employed the Employee shall be entitled to injunctive relief, as well as any other legal or equitable remedies that may be available. The Employee acknowledges and agrees that the covenants, obligations and agreements of the Employee in

Paragraphs 11(a), (b), (c), (d), (e), (f), (g), and (h) of this Agreement independently relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company and any of its Affiliate(s) that employed the Employee shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Employee from committing any violation of such covenants, obligations, or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company or its Affiliates may have.

(k)
Jurisdiction. With respect to all disputes under this Paragraph 11, the Company and the Employee hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts in the state or jurisdiction where the Employee’s primary office is located (or, if litigation is brought after the Termination of Employment date, where the Employee’s most recent primary office was located), except if such location is outside of the United States, the Company and the Employee hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts in Delaware. The parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to such matters shall be in such a court, (ii) all claims with respect to any such matters shall be heard and determined exclusively in such court, (iii) such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any such dispute, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to any suit or proceeding brought before such a court in accordance with the provisions of this Paragraph 11.

(l)    Additional Acknowledgements. The Employee acknowledges that:

(i)
the limitations as to time, geographical area, and scope of activity to be restrained by Paragraph 11 are reasonable and acceptable to the Employee, and do not impose any greater restraint than is reasonably necessary to protect the trade secrets and other Confidential Information, goodwill, and other legitimate business interests of the Company and its Affiliates; and

(ii)	the performance by the Employee of the covenants and agreements contained herein, and the enforcement by the Company of the provisions contained herein, will cause no undue hardship on the Employee.

12.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

If to the Company:    Joy Global Inc.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202
Attention: Corporate Secretary
Facsimile:    414-319-8510

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 12. Notice and communications shall be effective when actually received by the addressee.

13.    Successors. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any transferee or successor of the Employee pursuant to Paragraph 8.

14.    Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware as applied to contracts executed in and performed wholly within the State of Delaware, without reference to principles of conflict of laws.

15.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected by that provision and that provision shall be enforced to the greatest extent permitted by law.

16.    Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

17.    Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

18.    Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. However, the Company may terminate this award as set forth in Section 6(a).

19.    Section 409A of the Code. This Agreement and the Plan are intended, and shall be construed, to comply with the requirements of Section 409A of the Code. However, neither the Agreement nor the Plan transfers to the Company or any entity or other individual any tax or penalty that is the responsibility of the Employee. If any distribution or settlement of a Restricted Stock Unit pursuant to the terms of this Agreement or the Plan would subject the Employee to tax under Section 409A of the Code, the Company shall modify this Agreement and/or the Plan (in each case, without the consent of the Employee) in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to the Employee.

20.    Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

21.    Third-party Beneficiaries. Each of the Company’s Affiliates is considered an intended third-party beneficiary under this Agreement. The provisions of this Agreement extend to these third-party beneficiaries.

22.    Miscellaneous.

(a)
This Agreement shall not confer upon the Employee any right to continue as an employee of the Company or its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or its Affiliates to terminate the employment of the Employee at any time.

(b)
Nothing in this Agreement, or any other agreement with, or policy of the Company or its Affiliates, is intended or interpreted to prohibit the Employee from reporting possible violations of federal law or regulation to any government agency or entity or making any disclosures that are protected under the whistleblower provisions of federal law or regulation or otherwise cooperating with any government inquiry, in each case without advance approval by or prior, contemporaneous or subsequent notice to anyone in the Company or its Affiliates.

(c)	This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)
The Employee acknowledges and agrees that the Company and its Affiliates will process and retain certain personal data for the purposes of calculating awards, monitoring performance conditions, and otherwise administering the Plan and awards made under it, including but not limited to pay data relating to the Employee, the Employee’s address and social security number, job title and employment dates. The Employee hereby consents to such processing, and to the sharing of such personal data with the Company, its Affiliates, advisers, regulators and tax authorities, where appropriate, both within and outside the European Economic Area.

IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

JOY GLOBAL INC.

Sean D. Major
Executive Vice President, General Counsel
and Secretary

EMPLOYEE:

By:________________________________

EXHIBIT 1

SENIOR LEADERSHIP TEAM
STOCK OWNERSHIP POLICY

Members of the Company’s Senior Leadership Team shall be subject to the following minimum ownership requirements for shares of the Company’s common stock:

•
Each executive who is a member of the Senior Leadership Team is expected to acquire and maintain common stock in the Company equal to 1.5 times his or her annual salary. Until the 1.5 times annual salary requirement has been met, the executive is required to retain shares of Common Stock having a market value at least equal to 25% of the pre-tax compensation realized upon (A) any settlement of Joy Global restricted stock units granted on December 7, 2015, (B) any payment or distribution in respect of Joy Global performance awards granted on December 7, 2015, (C) any exercise of Joy Global stock options granted on December 7, 2015, or (D) any settlement of other Joy Global stock awards granted on December 7, 2015. After the 1.5 times annual salary requirement has been met, the executive is required to retain, at the retention rate specified in the preceding sentence, a sufficient number of shares of Common Stock received by the executive from subsequent settlements of restricted stock units, payments or distributions of performance awards, exercises of stock options and settlements of other stock awards (excluding, in each case, those granted before December 7, 2015 that are not similarly covered by this Stock Ownership Policy) as may be necessary at that time to satisfy the 1.5 times annual salary requirement.

•
Each executive shall not sell, transfer or otherwise dispose of shares of Common Stock received in connection with equity awards granted on December 7, 2015 (A) until the ownership requirement has been met or (B) after the ownership requirement has been met, to the extent that the executive would no longer satisfy the ownership requirement immediately following such sale, transfer or other disposition.

•	For the purposes of this policy, restricted stock units, performance shares and stock options shall not be considered to be shares of Common Stock.

EXHIBIT 2

COMPANIES

This Exhibit forms a part of the Restricted Stock Unit Award Agreement, entered into as of December 7, 2015, between Joy Global Inc. and .

1.	Atlas Copco AB

2.	Caterpillar, Inc.

3.	Eickhoff Corporation

4.	Fletcher International or Fletcher Asset Management

5.	Longwall Associates, Inc.

6.	Sandvik AB

7.	SANY Group Co. Ltd.

8.	Taiyuan Heavy Industry Co., Ltd.

9.	Zhengzhou Coal Mining Machinery Group, Ltd.